Exhibit 99.1

FOR RELEASE:	Contact: Michael Gluk (investors)
May 3, 2006 [7 a.m. ET/4 a.m. PT]	VP, Finance & Administration
ArthroCare Corporation
512-391-3906

Jon Zurbey (media)
Haberman & Associates
612-372-6446
jon@habermaninc.com

ARTHROCARE REPORTS RECORD REVENUES OF $62.5 MILLION

FOR THE FIRST QUARTER

Net income increases 122 percent

AUSTIN, TEXAS — May 3, 2006 — ArthroCare® Corp. (Nasdaq: ARTC), a multi-business medical device company that develops minimally invasive surgical products, announced today financial results for the first quarter ended March 31, 2006. First quarter product revenues were $60.3 million, a 26 percent increase over the $47.8 million recorded in the same quarter of the previous year. Total revenues, which include product revenues, license fees and royalties, for the first quarter were $62.5 million, a 26 percent increase over the $49.7 million reported in the first quarter of 2005.

ArthroCare reported net income of $7.1 million, or $0.26 per diluted share, for the first quarter of 2006, compared to net income of $3.2 million, or $0.12 per diluted share, reported in the same quarter of 2005.

Adoption of FAS 123R in the first quarter resulted in a $2.1 million, or $0.05 per diluted share, non-cash charge to net income for stock-based compensation. Excluding this required charge, non-GAAP net income for the first quarter would have been $8.4 million, or $0.31 per diluted share.

Q1 SUMMARY TABLE

	Q106	Q405	Q105
Product Sales	$60.3 M	$57.4 M	$47.8 M
License Fees, Royalties and Other Revenues	$2.2 M	$1.9 M	$1.8 M
Total Revenues	$62.5 M	$59.3 M	$49.7 M
Net Income	$7.1 M	$8.4 M	$3.2 M
Earnings Per Diluted Share	$0.26	$0.31	$0.12

REVENUE

In addition to first quarter product sales of $60.3 million, license fees, royalties and other revenue were $2.2 million in the first quarter of 2006, which represents 4 percent of total revenue, compared to $1.8 million or 4 percent of total first quarter 2005 revenue. International product revenue for the first quarter of 2006 increased 20 percent compared to the same period last year, and represented 21 percent of product sales during the quarter.

BUSINESS UNIT PERFORMANCE

The Sports Medicine business unit produced revenue growth of 22 percent during the quarter ended March 31, 2006 compared with the same period of 2005, and represented 67 percent of total product revenue.

Sales in the Spine business unit increased 15 percent during the first quarter of 2006 compared to the same period in 2005. Spine sales represented 11 percent of product sales in the first quarter of 2006.

The first quarter increase in ENT product sales over the comparable period of last year was 50 percent, with ENT sales representing 22 percent of product revenue during the quarter.

OPERATIONS

Product margin was 71 percent in the first quarter of 2006, compared to 68 percent in the year-ago quarter, reflecting ongoing cost reduction activities and operating efficiencies. Additionally, product margin in the first quarter of 2005 included costs associated with the transition of Opus product manufacturing to our Costa Rican facility. No stock-based compensation expense related to FAS 123R was incurred in cost of product sales in the first quarter; however, a stock-based compensation cost of $269,000 was capitalized into inventory and will be amortized through cost of sales in future periods.

Operating expenses were $35.0 million in the first quarter, including the $2.1 million stock-based compensation expense. Excluding this expense, which was not required in the first quarter of 2005, non-GAAP operating expenses were $32.9 million or 53 percent of total revenue, versus $29.2 million or 59 percent of total revenue in the first quarter of 2005.

OTHER ITEMS

During the quarter, ArthroCare made payments of approximately $58 million to the former shareholders of Opus Medical. These payments are accounted for as goodwill on the company’s balance sheet and do not impact 2006 earnings. The $52 million cash portion of this payment was funded from internal cash and a $35 million loan from ArthroCare’s revolving credit facility. The remaining $6 million was paid in stock.

“Our strong performance in the first quarter provides us a solid foundation to build upon for the rest of the fiscal year,” said Michael A. Baker, president and chief executive officer for ArthroCare. “In the first quarter we generated record revenue and exceeded our objective for earnings growth. The momentum gained during the first quarter positions us well to meet the objectives we’ve set for 2006.”

RECENT CORPORATE DEVELOPMENTS

•	At the International Cartilage Repair Society 6th Symposium in January, study results released in a presentation by Dr. James P. Tasto, Clinical Professor in the Department of Orthopaedics at the University of California San Diego, show the use of Coblation technology may aid in the repair of the avascular region of the meniscus of rabbits following injury and suture repair.

•	ArthroCare received clearance from the U.S. Food and Drug Administration (FDA) to market its

Parallax Acrylic Resin Cartridge with TRACERS that works with the Parallax Integrated Delivery System (IDS). The Parallax IDS is the industry’s first fully enclosed device used to mix and deliver bone cement during vertebroplasty and kyphoplasty procedures.

•	ArthroCare launched the TOPAZ Endoscopic Plantar Fasciitis product at the American College of Foot and Ankle Surgeons (ACFAS) Annual Scientific Conference.

•	In the February issue of Otolaryngology-Head and Neck Surgery, an article entitled “Lingual Tonsillectomy Using Bipolar Radiofrequency Plasma Excision” describes the method of removing lingual tonsils using Coblation. According to the article, the Coblation-based tool “generates a plasma field in saline irrigation and causes minimal tissue trauma, decreases interoperative bleeding and char formation, and minimizes postoperative pain. Its ease of use, malleable probe, and ability to work outside the lumen of the laryngoscope allow removal of tissue that would be extremely difficult to remove using laser or other techniques.”

•	Also in the February issue of Otolaryngology-Head and Neck Surgery, an article entitled “Comparison of Posttonsillectomy Pain Using the Ultrasonic Scalpel, Coblator and Electrocautery” concluded that patients undergoing tonsillectomy with the Coblator device reported less pain over a 10-day period than patients undergoing tonsillectomy with electrocautery or the Ultrasonic Scalpel.

•	Study results published in the April issue of the Journal of Arthroscopy and Related Surgery show the use of Coblation technology preserves the same amount of healthy cells in a bovine model as a mechanical shaver in the treatment of the meniscus. The study also indicates Coblation may result in a smoother surface when compared to the shaver.

BUSINESS OUTLOOK

The following statements are based on current expectations on May 3, 2006. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any new businesses or license agreements the company may enter in future periods.

ArthroCare’s business outlook for fiscal 2006 is as follows:

•	The company expects total revenues for fiscal 2006 to be in the range of $255 million to $265 million.

•	For the second quarter of 2006, ArthroCare anticipates sequential revenue growth over the first quarter of 2006.

•	ArthroCare is revising its fiscal 2006 GAAP diluted EPS guidance, which includes the impact of FAS 123R, to $1.10 to $1.20 from the previous range of $1.05 to $1.20.

•	ArthroCare estimates FAS 123R expense for stock-based compensation expenses in fiscal 2006 to be $0.15 to $0.20 per share.

USE OF NON-GAAP FINANCIAL MEASURES

ArthroCare believes that to properly understand the company’s short- and long-term financial trends, investors may wish to consider the impact of certain charges. These charges result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, ArthroCare management uses results of operations before certain charges to evaluate the operational performance of the company. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to discuss these results at 8:30 a.m. ET/5:30 a.m. PT today. The call will be simultaneously Webcast by Thomson-CCBN and can be accessed on ArthroCare’s Web site at www.arthrocare.com. The Webcast will remain available through June 3, 2006. A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21290210.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. (www.arthrocare.com) is a highly innovative, multi-business medical device company that develops, manufactures and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

SAFE HARBOR STATEMENTS

Except for historical information, this press release includes forward-looking statements. These statements include, but are not limited to, the company’s stated business outlook for fiscal 2006, continued strength of the company’s fundamental position, the strength of the company’s technology, the company’s belief that strategic moves will enhance achievement of the company’s long term potential, the potential and expected rate of growth of new businesses, continued success of product diversification efforts, and other statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to the uncertainty of success of the company’s non-arthroscopic products, competitive risk, uncertainty of the success of strategic business alliances, uncertainty over reimbursement, need for governmental clearances or approvals before selling products, the uncertainty of protecting the company’s patent position, and any changes in financial results from completion of year-end audit activities. These and other risks and uncertainties are detailed from time to time in the company’s Securities and Exchange Commission filings, including ArthroCare’s Form 10-K for the year ended Dec. 31, 2005. Forward-looking statements are indicated by words or phrases such as “anticipates,” “estimates,” “projects,” “believes,” “intends,” “expects,” and similar words and phrases. Actual results may differ materially from management expectations.

Financial Tables Appended

ARTHROCARE

CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 31, 2006	March 31, 2005	Variance
Revenues:
Net Product Sales	$60,257	$47,834	$12,423
Royalties, fees and other	2,224	1,849	375

Total revenues	62,481	49,683	12,798

Cost of product sales	17,705	15,477	(2,228)

Gross profit	44,776	34,206	10,570

Product Margin	70.6%	67.6%
Gross Margin	71.7%	68.8%

Operating expenses:
Research and development	6,202	4,852	(1,350)
Sales and marketing	21,905	18,350	(3,555)
General and administrative	5,061	4,561	(500)
Amortization of intangible assets	1,822	1,458	(364)

Total operating expenses	34,990	29,221	(5,769)

Income from operations	9,786	4,985	4,801
Interest and other income, net	(311)	(770)	459

Income before income tax provision	9,475	4,215	5,260
Net Operating Margin	15%	8%

Income tax provision	2,342	1,054	(1,288)

Net income	$7,133	$3,161	$3,972

Basic net income per share	$0.28	$0.13	$0.15

Shares used in computing basic net income per share	25,455	23,916

Diluted net income per common share	$0.26	$0.12	$0.14

Shares used in computing diluted net income per share	27,107	25,741

ARTHROCARE CORPORATION

RECONCILIATION OF GAAP AND NON-GAAP OPERATING RESULTS

(In thousands, except per share data)

	Three Months Ended
	GAAP March 31, 2006	Adjustments (1)	Non GAAP March 31, 2006	GAAP March 31, 2005	Variance
Revenues:
Net Product Sales	$60,257	—	$60,257	$47,834	$12,423
Royalties, fees and other	2,224	—	2,224	1,849	375

Total revenues	62,481	—	62,481	49,683	12,798

Cost of product sales	17,705	—	17,705	15,477	(2,228)

Gross profit	44,776	—	44,776	34,206	10,570

Product Margin	70.6%	—	70.6%	67.6%
Gross Margin	71.7%	—	71.7%	68.8%

Operating expenses:
Research and development	6,202	(391)	5,811	4,852	(959)
Sales and marketing	21,905	(787)	21,118	18,350	(2,768)
General and administrative	5,061	(873)	4,188	4,561	373
Amortization of intangible assets	1,822		1,822	1,458	(364)

Total operating expenses	34,990	(2,051)	32,939	29,221	(3,718)

Income from operations	9,786	2,051	11,837	4,985	6,852
Interest and other income, net	(311)		(311)	(770)	459

Income before income tax provision	9,475	2,051	11,526	4,215	7,311
Net Operating Margin	15%		18%	8%

Income tax provision	2,342	762	3,104	1,054	(2,050)

Net income	$7,133	$1,289	$8,422	$3,161	$5,261

Basic net income per share	$0.28	$0.05	$0.33	$0.13	$0.20

Shares used in computing basic net income per share	25,455	25,455	25,455	23,916

Diluted net income per common share	$0.26	$0.05	$0.31	$0.12	$0.19

Shares used in computing diluted net income per share	27,107	27,107	27,107	25,741

(1) Adjustments consist of stock-based compensation and the related tax effect for stock options. FAS 123R requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. This non-GAAP presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards adopted on January 1, 2006. The company has not previously included stock-based compensation for stock options under FAS 123R as an expense in its financial statements. In addition, the Company strongly believes that the non-GAAP presentation to exclude stock-based compensation related to its stock options is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the medical device industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.